Exhibit 4.13

FORM OF WARRANT

THIS WARRANT IS SUBJECT TO TRANSFER RESTRICTIONS AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH AND THE TERMS HEREOF. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK RECEIVABLE ON EXERCISE HEREOF ARE SUBJECT TO OWNERSHIP, VOTING AND TRANSFER RESTRICTIONS AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN SEAFOODS CORPORATION AND ARE SUBJECT TO REDEMPTION IN CERTAIN INSTANCES DESCRIBED THEREIN. A COPY OF SUCH CERTIFICATE MAY BE OBTAINED FROM THE EXECUTIVE OFFICES OF THE CORPORATION.

AMERICAN SEAFOODS CORPORATION

Warrant to Purchase Income Deposit Securities

Expiring December 31, 2006

New York, N.Y.
, 2003
No. W-

Original Unit Warrant Price: $             per IDS1

AMERICAN SEAFOODS CORPORATION, a Delaware corporation (the “Company”), for value received, hereby certifies that:

[BRISTOL BAY ECONOMIC DEVELOPMENT CORP.]

or its permitted assigns (the “Holder”) is entitled to purchase from the Company                         2 Income Deposit Securities of the Company (“IDSs”), each IDS initially representing one duly authorized, validly issued, fully paid and nonassessable share of Common Stock and $         stated principal amount of the Company’s     % Senior Notes due 2013 (the “IDS Notes”) at any time or from time to time during any Exercise Period on or prior to the Expiration Date, for an exercise price per IDS equal to the Unit Warrant Price (as hereinafter defined). The number of shares of Common Stock that the Holder is eligible to receive upon the exercise of this Warrant and Unit Warrant Price are subject to adjustment as provided herein and the purchase thereof will be on and subject to the terms, provisions and conditions hereinafter set forth and subject to the applicable terms, provisions and conditions contained in the Amended and Restated Certificate of

[1]	To equal the initial offering price of the IDSs.
[2]	To equal IDSs equivalent to 1% of the outstanding securities of American Seafoods Holdings, L.P. immediately following the IDS offering.

Incorporation of the Company (as amended, restated or supplemented from time to time, the “Certificate of Incorporation”). Certain capitalized terms used in this Warrant are defined in Section 9 hereof.

1. Exercise of Warrant.

1.1 Manner of Exercise. This Warrant may be exercised by the Holder, on one occasion in whole or in part, during normal business hours on any Business Day during any Exercise Period by its surrender, with the form of subscription notice at the end hereof (or a reasonable facsimile thereof) (the “Subscription Notice”) duly executed by such Holder, to the Company at its principal office at the address set forth in Section 12 hereof (or at such other address as the Company may hereafter notify the Holder in writing, or at the office of its stock transfer agent or warrant agent, if any), and upon payment of cash to the Company in an amount equal to the Unit Warrant Price multiplied by the number of IDSs that the Holder could receive upon such exercise designated in such Subscription Notice and, subject to any adjustment as provided in Section 2 below, such Holder shall thereupon be entitled to receive for each such IDS one share of duly authorized, validly issued, fully paid and nonassessable Common Stock and $         stated principal amount of IDS Notes, some or all of which may be immediately combined into IDSs, at the option of the Holder. The Company will cause its subsidiaries to guarantee the IDS Notes so issued on a pari passu basis with its other outstanding IDS Notes.

1.2 Composition of IDSs. At the option of the Holder, to the extent consistent with this Section 1.2, any or all of the shares of Common Stock and IDS Notes issued pursuant to Section 1.1 above may be combined to form IDSs, provided that each IDS so combined shall consist of the same number of shares of Common Stock represented by each of the Company’s outstanding IDSs as of the date of exercise (the “IDS Share Number”) and one or more IDS Notes in the aggregate principal amount equal to the principal amount of IDS Notes represented by each of the Company’s outstanding IDSs as of the date of exercise (the “IDS Principal Amount”), and otherwise identical in all respects to each IDS then outstanding.

1.3 When Exercise Deemed Effected. Each exercise of the Warrant shall be deemed to have been effected immediately prior to the close of business on the tenth Business Day following the last day of the Exercise Period with respect to which the Warrant shall have been surrendered to the Company as provided in Section 1.1, and at such time the person or persons in whose name or names the shares of Common Stock and IDS Notes shall be issuable, and/or the IDSs into which they are combined, shall be deemed to have become the holder or holders of record thereof.

1.4 Book-Entry Delivery, etc. As soon as practicable after the exercise of the Warrant, in whole or in part, and in any event within 15 Business Days of the end of such

Exercise Period, the Company at its expense (including the payment by it of any taxes applicable to an issuer upon the issuance of shares, but excluding transfer taxes) shall cause to be issued in the name of the Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, an entry in the name of the DTC participant designated by the Holder in the Subscription Notice for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, IDS Notes in the aggregate principal amount to which such Holder shall be entitled upon such exercise and/or IDSs into which they may be combined plus, in lieu of (i) any fractional share of Common Stock and (ii) any principal amount of IDS Notes in excess of the maximum whole multiple of the IDS Principal Amount so issued (the “Excess Principal Amount”), to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per share of such Common Stock on the Business Day next preceding the date of such exercise plus such Excess Principal Amount, if any.

The Company will provide timely notice of the exercise of the Warrant to the Commission, DTC, any exchange upon which the IDSs and Common Stock are traded and to the public as required by applicable regulations in order to enable the Common Stock, IDS Notes and/or IDSs into which they may be combined to be issued as provided in this Section 1.4.

2. Adjustment of Common Stock, IDS Notes and IDSs upon Exercise.

2.1 Stock Dividends, Subdivisions and Combinations. If the Company shall take a record of holders of Common Stock in order to:

(a) issue or deliver any shares of Common Stock as a result of the declaration or payment of a dividend of Common Stock payable in, or other distribution to holders of Common Stock of, shares of Common Stock,

(b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

but such dividend payment, subdivision or combination has yet to occur, then in each such case the Unit Warrant Price in effect at the record date for such dividend payment, subdivision or combination shall be proportionately adjusted so that the Holder shall be entitled to receive upon exercise of this Warrant the aggregate number and kind of shares of Common Stock that, if this Warrant had been exercised immediately prior to such date, the Holder would have received upon such exercise and would have been entitled to receive by virtue of such dividend payment, subdivision or combination. Such adjustment shall be made successively whenever any event listed in this Section 2.1 shall occur.

2.2 Consolidation, Merger, Sale of Assets, Reorganization, etc.

(a) In case at any time the Company shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of the Common Stock) in which the previously outstanding IDSs, Common Stock or IDS Notes shall be changed into or exchanged for different securities of the Company or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the “Transaction”) then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that, upon the basis and terms and in the manner provided in this Section 2.2, the Holder, upon the exercise of the Warrant, shall be entitled to receive, in lieu of the Common Stock or IDS Notes issuable upon such exercise or the IDSs into which they could be combined prior to such consummation, the stock and other securities, cash and property to which the Holder would have been entitled upon the consummation of the Transaction if the Holder had exercised the Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in this Section 2.

(b) Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, each corporation or entity (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of the Warrant as provided herein shall assume, by written instrument delivered to the Holder, (i) the obligations of the Company hereunder (and if the Company shall survive the consummation of such Transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company hereunder) and (ii) the obligation to deliver to the Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the terms hereof (including, without limitation, all of the applicable provisions of Section 2) shall be applicable to the stock, securities, cash or property which such corporation or entity may be required to deliver upon any conversion of any Warrants or the exercise of any rights pursuant hereto.

2.3 Other Dilutive Events. In case any event shall occur as to which the provisions of Section 2 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the exercise rights with respect to the Warrant then the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with that described above, necessary to preserve the exercise rights represented by the Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of the Warrant and shall make the adjustments, if any, described therein.

2.4 No Impairment. The Company will not by amendment of its organization documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms hereof, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrant from time to time outstanding.

3. [RESERVED]

4. Notices of Corporate Action. In the event of:

(a) any taking by the Company of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend payable in, or other distribution of, shares of Common Stock, or any other extraordinary dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of Common Stock or any securities directly or indirectly convertible into or exchangeable for shares of Common Stock (other than shares of Common Stock issuable in connection with the exercise of any Exchange Warrant or Company stock option plan) or to receive any other right, evidences of indebtedness of the Company, cash or assets or securities other than the Common Stock, other than regularly payable dividends on the Common Stock and interest payable on the IDS Notes,

(b) any subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, or any combination of such shares into smaller number of shares of Common Stock,

(c) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any Transaction,

(d) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(e) any registration or underwritten offering by the Company of its IDSs, Common Stock, or IDS Notes under the Securities Act for its own account or otherwise,

the Company shall mail to each Holder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such extraordinary dividend,

distribution or right, and the amount and character of such dividend, distribution or right, (ii) the date or expected date on which any such subdivision or combination is to take place, and the amount of Common Stock that shall be the subject of such subdivision or combination, (iii) the date or expected date on which any such reorganization, reclassification, recapitalization, Transaction, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, Transaction, dissolution, liquidation or winding-up, and (iv) the date on which such registration or offering is expected to occur. Such notice shall be mailed no later than 20 Business Days prior to the date specified in clauses (i), (ii), (iii) and (iv) above.

5. [RESERVED]

6. Availability of Information. The Company shall comply with the reporting requirements of sections 13 and 15(d) of the Exchange Act (whether or not it shall be required to do so pursuant to such sections) and shall comply with all public information reporting requirements of the Commission (including Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect. The Company shall furnish to the Holder, or to any Holder of a portion of the Warrant, promptly upon their becoming available, copies of all reports on Form 10-K and Form 10-Q and proxy statements filed by the Company with the Commission, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the Commission.

7. Reservation of Stock, etc. The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrant, the number of shares of Common Stock from time to time issuable upon exercise of the Warrant. All shares of Common Stock and IDS Notes shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holders thereof.

8. Ownership, Transfer and Substitution of the Warrant.

(a) Ownership of Warrant. The Company, at its option, may treat either (x) the Person in whose name the Warrant, or any Warrant or Warrants issued in substitution therefor, is registered on the register kept at the principal office of the Company or (y) the bearer hereof as the owner and the Holder hereof for all purposes, notwithstanding any notice to the contrary.

(b) Transfer of the Warrant. The Warrant may not be transferred (whether directly or indirectly by sale, assignment, pledge, hypothecation, encumbrance or otherwise) without the prior written consent of the Company. Any attempt to transfer the Warrant not in compliance with this Section 8(b) shall be null and void and the Company shall not register upon its books any such attempted transfer of the Warrant.

(c) Replacement of the Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company at its expense shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

Aggregate Units: means, at any date, the maximum number of IDSs which could be purchased hereunder at such date.

BBEDC: the [Bristol Bay Economic Development Corp.]

BBEDC CDQ: the pollock community development quota granted to BBEDC or its affiliates under the pollock Community Development Quota program administered by the National Marine Fisheries Service and the State of Alaska, or any successor program or administered by any successor administrator(s), other than fishery access rights, for the allocation cycle (of a duration to be determined by the program administrator) commencing on or about January 1, 2006.

Business Day: any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed, provided that, in determining the Market Price of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, “Business Day” shall mean any day when the principal exchange in which securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the-counter market in the United States, such market is open for trading, and provided, further, that any reference to “days” (unless Business Days are specified) shall mean calendar days.

Certificate of Incorporation: as defined in the first paragraph of this Warrant.

Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

Common Stock: the Company’s Common Stock, par value $0.01 per share, as constituted on the date hereof, any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

Company: as defined in the first paragraph of this Warrant.

DTC: the Depository Trust Corporation or any successor thereto.

Excess Principal Amount: as defined in Section 1.4.

Exchange Act: the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934 shall include a reference to the comparable section, if any, of any such successor statute.

Exchange Warrants: the Exchange Warrants of a single series issued by the Company on                         , 2003.

Exercise Period: any period (x) commencing not earlier than the first anniversary of the date of this Warrant and ending on or prior to the Expiration Date, (y) following the entry into one or more agreements between BBEDC or its affiliates and the Company or its subsidiaries that license, transfer, assign or otherwise make available for harvest by the Company or its subsidiaries on terms mutually agreed by BBEDC and the Company 100% of the BBEDC CDQ, and (z) during which the Exchange Warrants are otherwise exercisable.

Expiration Date: December 31, 2006.

Holder: as defined in the first paragraph of this Warrant.

IDSs: as defined in the first paragraph of this Warrant.

IDS Notes: as defined in the first paragraph of this Warrant.

IDS Principal Amount: as defined in Section 1.2.

IDS Share Number: as defined in Section 1.2.

Market Price: on any date specified herein, (a) in the case of securities that have an existing public trading market, the amount per security equal to (i) the last sale price of such security, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the same are then listed or admitted to trading, or (ii) if no such security is then listed or admitted to trading on any national securities exchange but such security is designated as a national market system security by the NASD, the last trading price of such security on such date, or if such security is not so designated, the average of the reported closing bid and asked prices thereof on such date as shown by the NASD automated quotation system or, if no shares thereof are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Company, and (b) in the case of securities that do not have an existing public trading market and in the case of other property, the thereof determined in good faith by the Board of Directors of the Company.

NASD: the National Association of Securities Dealers, Inc.

Person: an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

Securities Act: the Securities Act of 1933, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such successor statute.

Subscription Notice: as defined in Section 1.1.

Transaction: as defined in Section 2.2(a).

Unit Warrant Price: means the Original Unit Warrant Price per IDS exercise price specified on the first page of this Warrant, subject to adjustment pursuant to Section 2.

Warrant: means the warrant to purchase IDSs evidenced hereby.

10. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of the Warrant are not and shall not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

11. No Rights or Liabilities as Shareholder. Nothing contained in the Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any liabilities on such Holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors or shareholders of the Company or otherwise.

12. Notices. All notices and other communications under the Warrant, except notices of the exercise of any Warrant (which shall be effected in the manner provided in Section 1), shall be in writing and shall be mailed by registered or certified mail, return receipt requested, addressed as follows or to such other address as such party may have designated to the other in writing:

(a)	if to the Company, to it at:

American Seafoods Corporation
Market Place Tower
Suite 1200
Seattle, Washington 98121

Attention: Chief Financial Officer
Telecopy No.: (206) 374-1516

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022

Attention: Jeffrey J. Rosen
Telecopy No.: (212) 909-6836

or,

(b) if to any Holder or any holder of any IDSs, Common Stock or IDS Notes, at the registered address of such Holder as set forth in the register kept at the principal office of the Company.

13. Severability. If any term, provision, covenant or restriction of the Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Miscellaneous. The Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. The agreements of the Company contained in the Warrant other than those applicable solely to the Warrant and the Holder thereof shall inure to the benefit of and be enforceable by any Holder or Holders at the time of any shares of Common Stock or IDS Notes issued upon the exercise of the Warrant, whether so expressed or not. THE WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS WARRANT. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS WARRANT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT THE MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN

ANY MANNER PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. The section headings in the Warrant are for purposes of convenience only and shall not constitute a part hereof.

AMERICAN SEAFOODS CORPORATION

By:

Name: Title:

FORM OF SUBSCRIPTION NOTICE

(To be executed only upon exercise of Warrant)

To: American Seafoods Corporation:

The undersigned registered holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchase thereunder             3 IDS and/or shares of Common Stock and IDS Notes, and herewith makes payment of $             in accordance with the terms of the enclosed Warrant (capitalized terms used in this Subscription Notice without definition are used as they are defined in the Warrant).

Please combine Common Stock and IDS Notes issuable upon the exercise of this Warrant into as many IDSs as possible in accordance with the terms of Warrant.

Yes ☐ No ☐

Please deliver Common Stock, IDS Notes and/or IDSs for the benefit of the undersigned as follows:

DTC Participant:	[ ]
DTC Participant No.:	[ ]
Account Name:	[ ]
Reference:	[ ]

Dated:

[3]	Insert here the number of IDSs called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be delivered upon exercise. In the case of a partial exercise, a new Warrant or Warrants shall be issued and delivered, representing the unexercised portion of the Warrant, to the holder surrendering the same.

[HOLDER][4] [Address]

By

Name: Title:

[4]	Signature must conform in all respects to name of holder as specified on the face of the Warrant.